Safehold

Press Release

Safehold Reports Second Quarter 2019 Results

Increases Full-Year Investment Target to $1B from $750M

NEW YORK, July 26, 2019

Safehold Inc. (NYSE: SAFE) reported results for the second quarter 2019.

Highlights for the quarter include:

- Net income of $5.9 million, a 237% increase year-over-year
- Earnings per share of $0.18, an 88% increase year-over-year
- Revenues of $19.7M, a 70% increase year-over-year
- New investment commitments totaled $186 million with $43M closed this quarter
- Subsequent to the end of the quarter, increased revolving credit facility commitments by $100M and extended w.a. debt maturity to 23 years

"We have increased our 2019 investment target by 33%, reflecting increased deal flow and expected investment levels during the second half of the year," said Jay Sugarman, Chairman and Chief Executive Officer. "Our long-term growth strategy is gaining momentum and we remain confident in SAFE's ability to achieve scale."

SAFE published a presentation detailing these results which can be found on its new website, www.safeholdinc.com in the "Investor Relations" section.

The Company will host an earnings conference call beginning at 10:00 a.m. ET. This conference call can be accessed by all interested parties through the website (listen only) or by dialing toll-free 844.560.3084 (U.S. domestic) or 647.253.8647 (international) using the conference ID: 9345669.

1114 Avenue of the Americas
New York, NY 10036
T 212.930.9400
investors@safeholdinc.com

Safehold

For those who are not able to listen to the live broadcast, a replay will be available shortly after the call on the website or by dialing 800.585.8367 (U.S. domestic) or 416.621.4642 (international) using the conference ID: 9345669.

About Safehold:

Safehold Inc. (NYSE: SAFE) is revolutionizing real estate ownership by providing a new and better way for owners to unlock the value of the land beneath their buildings. Through its modern ground lease capital solution, Safehold helps owners of high quality multifamily, office, industrial, hospitality and mixed-use properties in major markets throughout the United States generate higher returns with less risk. The Company, which is taxed as a real estate investment trust (REIT) and is managed by its largest shareholder, iStar Inc., seeks to deliver safe, growing income and long-term capital appreciation to its shareholders. Additional information on Safehold is available on its website at www.safeholdinc.com.

Company Contact:
Jason Fooks, Senior Vice President of Investor Relations & Marketing

1114 Avenue of the Americas
New York, NY 10036
T 212.930.9400
investors@safeholdinc.com